Exhibit 99.1

    Badger Meter Reports Record Second Quarter Sales and Earnings

    MILWAUKEE--(BUSINESS WIRE)--July 16, 2004--Badger Meter, Inc. (AMEX:BMI) today reported record sales and earnings for the second quarter ended June 30, 2004.
    Net sales for the second quarter of 2004 were $53,550,000, a 12.7% increase from sales of $47,516,000 for the second quarter of 2003. Net earnings increased 14.2% to $2,977,000 or $0.88 per diluted share for the second quarter of 2004 from earnings of $2,606,000 or $0.78 per diluted share for the same period in 2003.
    For the first six months of 2004, net sales were $103,152,000, an 18.4% increase from sales of $87,091,000 for the first half of 2003. Net earnings were $5,427,000 or $1.61 per diluted share for the first half of 2004, up 63.9% from earnings of $3,312,000 or $1.00 per diluted share for the first six months of the prior year.
    "We continued to build momentum in the second quarter. Double-digit increases in sales of both residential and commercial products for the water utility market, due to higher sales of automatic meter reading (AMR) systems, were the primary contributors to the increased second quarter sales. We are especially pleased with the continued strong sales of Orion(R), our new proprietary mobile radio frequency AMR system. Sales of our industrial products increased slightly in the second quarter," said Richard A. Meeusen, chairman, president and CEO of Badger Meter.
    "While our gross margin increased in dollars, it decreased as a percentage of sales due to pricing pressures and the higher cost of components, particularly non-ferrous metals. These higher costs were somewhat offset by ongoing expense controls," said Meeusen. He noted that results for the second quarter of 2003 included after-tax currency translation gains of $489,000, primarily related to the strength of the euro.
    Meeusen said the company has released Galaxy(TM), a new proprietary radio frequency fixed network AMR system. Galaxy uses high-powered radio frequency transmitters, combined with a network of signal repeaters and data collectors, to obtain meter readings and transmit them directly to the utility's computers, eliminating the need for utilities to physically collect meter readings. "Galaxy further expands our product offerings and enables us to meet the meter reading needs of a broader range of customers. We anticipate that several small installations of Galaxy will be underway by the end of the year," said Meeusen.
    "We continue to be optimistic about the long-term growth potential of Badger Meter. We made good progress in the first half of 2004 and anticipate that results for the second half will be consistent with prior years' trends," added Meeusen.

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this document, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. The forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local-read meters towards more expensive, value-added automated meter reading (AMR) systems

    -- the success or failure of new Company products, including the Orion radio frequency mobile AMR system, the advanced digital encoder (ADE) and the proposed Galaxy fixed network AMR system

    -- changes in competitive pricing and bids in the marketplace, and particularly continued intense price competition on government bid contracts for lower cost, local read meters

    --  the actions (or lack thereof) of the Company's competitors

    -- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions

    -- the general health of the United States economy, particularly including housing starts and the overall industrial activity

    -- changes in foreign economic conditions, including currency fluctuations such as the recent increase in the euro vis-a-vis the United States dollar

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level.

    Some or all of these factors are beyond the Company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.


                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)

                       Six Months Ended June 30,

                                    2004             2003
                                    ----             ----
Net sales                       $103,152,000      $87,091,000
Gross margin                     $33,607,000      $28,967,000
Earnings before income taxes      $8,883,000       $5,349,000
Provision for income taxes        $3,456,000       $2,037,000
Net earnings                      $5,427,000       $3,312,000
Earnings per share:
             Basic                     $1.65            $1.03
             Diluted                   $1.61            $1.00
Shares used in computation of:
             Basic                 3,281,635        3,207,961
             Diluted               3,376,903        3,326,931

                      Three Months Ended June 30,

                                    2004             2003
                                    ----             ----
Net sales                        $53,550,000      $47,516,000
Gross margin                     $16,981,000      $16,024,000
Earnings before income taxes      $4,840,000       $4,193,000
Provision for income taxes        $1,863,000       $1,587,000
Net earnings                      $2,977,000       $2,606,000
Earnings per share:
             Basic                     $0.91            $0.81
             Diluted                   $0.88            $0.78
Shares used in computation of:
             Basic                 3,288,577        3,221,003
             Diluted               3,397,956        3,338,373



                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS

                     Assets               June 30        December 31
                     ------                 2004            2003
                                            ----            ----
                                         (Unaudited)
Cash                                    $  2,858,000    $  2,089,000
Receivables                               29,842,000      26,304,000
Inventories                               30,898,000      29,654,000
Other current assets                       5,517,000       4,951,000
                                        ------------    ------------
      Total current assets                69,115,000      62,998,000

Net property, plant and equipment         41,581,000      42,838,000
Prepaid pension                           15,763,000      16,236,000
Other long-term assets                     4,846,000       4,690,000
Goodwill                                   6,964,000       7,089,000
                                        ------------    ------------
      Total assets                      $138,269,000    $133,851,000
                                        ============    ============


      Liabilities and Shareholders' Equity
      ------------------------------------

Short-term debt and current portion
 long-term debt                         $ 13,952,000    $  9,188,000
Payables                                  14,429,000      14,895,000
Accrued compensation and employee
 benefits                                  5,864,000       6,619,000
Warranty and other liabilities             7,047,000       6,350,000
                                        ------------    ------------
      Total current liabilities           41,292,000      37,052,000

Deferred income taxes                      5,728,000       5,699,000
Long-term employee benefits               10,933,000      11,479,000
Long-term debt                            20,947,000      24,450,000
Shareholders' equity                      59,369,000      55,171,000
                                        ------------    ------------
      Total liabilities and
       shareholders' equity             $138,269,000    $133,851,000
                                        ============    ============


    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, 414-371-5702